EXHIBIT 99.2

Upexi CEO, Allan Marshall, to Participate in Fireside Chat at the Jefferies Pet Care and Wellness Summit

Clearwater, FL / September 28, 2023 / Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer brand owner and innovator in aggregation, today is announcing that Chief Executive Officer, Allan Marshall, will participate in the Jefferies Pet Care and Wellness Summit held virtually today, September 28, 2023 at 10:00 am ET.

Mr. Marshall will provide a corporate overview and update during a Fireside Chat Q&A session with Kaumil S. Gajrawala, Jefferies Managing Director, Beverages, Consumer Products, Healthy-Active Lifestyle-Outdoor (HALO) Strategies.

Event: Jefferies Pet Care and Wellness Summit

Format: Fireside Chat

Date:   Wednesday, September 28, 2023

Time:   10:00 am ET

Location: Virtual

To schedule a one-on-one investor meeting with Upexi’s management team, please contact your Jefferies representative or KCSA Strategic Communications at Upexi@KCSA.com.

About Upexi, Inc.

Upexi is a multifaceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Company Contact

Andrew Nortstrud

Chief Financial Officer

andrew.norstrud@upexi.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254